Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Fourth Quarter 2011 Financial Results

NASSAU, THE BAHAMAS, February 29, 2012 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the fourth quarter and year ended December 31, 2011. During the fourth quarter of 2011, we closed on the acquisitions of Ideal Image Development, Inc. ("Ideal Image") and Cortiva Group, Inc. ("Cortiva"). The net impact of these acquisitions on Steiner Leisure's results for the fourth quarter of 2011 was dilutive by  $0.02 per share. This impact included transaction costs and interest expense and related financing fees.

Steiner Leisure's revenues for the fourth quarter ended December 31, 2011 increased 14.6% to $185.9 million from $162.3 million during the comparable quarter in 2010. Net income for the fourth quarter of 2011 was $12.3 million compared with $12.9 million for the same quarter in 2010.

Earnings per share for the fourth quarter ended December 31, 2011 was $0.81 per share, compared with $0.86 per share for the comparable quarter in 2010. The earnings per share data are presented on a diluted basis.

Revenues for the year ended December 31, 2011 increased 13.1% to $701.6 million from $620.4 million in 2010. Net income for the year ended December 31, 2011 was $50.9 million compared with $44.3 million in 2010.

Earnings per share for the year ended December 31, 2011 was $3.35 per share, compared with $2.94 per share in 2010. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 152 ships, including Azamara Club Cruises, Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises, Thomson Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 71 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Planet Hollywood, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Resorts and Westin Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 76 treatment centers (17 of which are operated by franchisees) across 23 states.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post secondary schools (comprised of a total of 30 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach, Sarasota and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Woodridge, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Dallas, Texas; Salt Lake City and Lindon, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington.  Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, March 1, 2012. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, March 1st (approximately 3 hours after the call takes place) through Thursday, March 8, 2012 at approximately 5:00 pm (EST). You may reach it by dialing (203) 369-3549 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2011 (1)	2010	2011(1)	2010
Revenues:
Services	$125,757	$105,884	$470,756	$410,857
Products	60,128	56,390	230,876	209,528
Total revenues	185,885	162,274	701,632	620,385

Cost of Sales:
Cost of services	101,411	85,900	382,341	335,118
Cost of products	41,878	37,705	160,754	140,956
Total cost of sales	143,289	123,605	543,095	476,074
Gross profit	42,596	38,669	158,537	144,311

Operating Expenses:
Administrative	13,176	9,355	41,776	36,133
Salary and payroll taxes	14,443	13,578	57,048	53,325
Total operating expenses	27,619	22,933	98,824	89,458
Income from operations	14,977	15,736	59,713	54,853

Other Income (Expense):
Interest expense	(1,138)	(738)	(2,716)	(3,388)
Other income	405	16	682	151
Total other income (expense)	(733)	(722)	(2,034)	(3,237)

Income before provision for income taxes	14,244	15,014	57,679	51,616

Provision for income taxes	1,934	2,059	6,744	7,293

Net income	$12,310	$12,955	$50,935	$44,323

Income per share:
Basic	$0.82	$0.87	$3.39	$2.99
Diluted	$0.81	$0.86	$3.35	$2.94

Weighted average shares outstanding:
Basic	15,103	14,878	15,013	14,832
Diluted	15,237	15,031	15,217	15,069

Notes:

  Includes the results of operations of Ideal Image and Cortiva subsequent to their acquisitions in November 2011.

STATISTICS

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Average number of ships served[1]:	149	132	150	128
Spa	115	107	114	104
Non-Spa	34	25	36	24

Average total number of staff on ships served:	2,665	2,350	2,608	2,242
Spa	2,386	2,140	2,324	2,046
Non-Spa	279	210	284	196

Revenue per staff per day[2]:	$392	$408	$416	$422
Spa	$406	$420	$431	$434
Non-Spa	$276	$292	$294	$293

Average weekly revenues:	$49,194	$51,013	$50,562	$51,680
Spa	$59,106	$58,903	$61,287	$59,521
Non-Spa	$15,800	$17,235	$16,350	$16,986

Average number of land-based spas operated[3]	68	70	68	68

Average weekly land-based spas revenues	$28,565	$27,700	$29,395	$27,710

Total schools revenues	$17,976,000	$16,888,000	$67,526,000	$66,630,000

Total wholesale and retail product revenues	$34,034,000	$31,743,000	$122,285,000	$110,034,000

Average number of Ideal Image locations[3,4]	58	--	58	--

Average weekly Ideal Image revenues[4]	$23,335	$--	$23,335	$--

Ideal Image revenues	$12,104,000	$--	$12,104,000	$--

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.

4 Excludes 17 centers which are operated by franchisees.